EXHIBIT 99.1

Jushi Holdings Inc. Reports Second Quarter 2024 Financial Results

Margin Growth with Gross Profit and Gross Margin Reaching $32.6 Million and 50.4%, Respectively

Net Loss of $1.9 Million, Compared to $14.0 Million in Q2 2023

Grew Adjusted EBITDA and Adjusted EBITDA Margin to $14.5 Million and 22.4%, Respectively

Progressed Commercialization Strategy with the Debut of 308 New High-Margin SKUs

Improved Capital Structure and Advanced Debt Reduction Plan with Refinancing of the Acquisition Facility

BOCA RATON, Fla., Aug. 07, 2024 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its financial results for the second quarter ended June 30, 2024 (“Q2 2024”). All financial information is unaudited and provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

Second Quarter 2024 Financial Highlights

  Total revenue of $64.6 million
  Gross profit and gross profit margin of $32.6 million and 50.4%, respectively
  Net loss of $1.9 million
  Adjusted EBITDA1 of $14.5 million
  Adjusted EBITDA1 margin of 22.4%
  Cash, cash equivalents, and restricted cash of $35.0 million as of quarter end
  Net cash flows provided by operations of $5.5 million

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Second Quarter 2024 Company Highlights

  Appointed Todd West as Chief Operating Officer, adding over 25 years of experience in retail, manufacturing, and wholesale operations experience within the food and beverage and cannabis industries.
  Debuted 308 new unique SKUs across the Company’s five vertical markets, including the introduction of The Lab 2g vape carts in Pennsylvania, The Lab and Tasteology brands full product suites in Nevada, as well as new flavors, ratios, and potencies of Tasteology troches in Pennsylvania and edibles in Virginia and Massachusetts.
  Advanced to build-out phase of an additional adult-use retail dispensary in Illinois, enabling the Company to open the fifth Beyond Hello™ location in the state with Beyond Hello™ Peoria, which is anticipated to become operational in the fourth quarter of 2024, subject to final regulatory approvals.
  Expanded Jushi-branded product sales as a percentage of total retail revenue to 55.9% across the Company’s five vertical markets, a 920 basis point improvement compared to Q2 2023.

Post Quarter-End Developments

  Completed the refinancing of our first lien debt with SunStream Bancorp Inc. (the "Acquisition Facility") through the issuance of a $48.5 million principal amount of secured term loans from a syndicate of lenders and approximately $4.3 million of cash on hand.
  Strengthened our balance sheet through additional debt repayments, resulting in our short-term debt subject to scheduled repayments being reduced from $10.0 million as of June 30, 2024 to less than $1.0 million.
  Awarded non-medical retail sales license in Ohio for the Company’s planned Beyond Hello™ dispensary in Springdale, which is expected to open in the first quarter of 2025 and be the Company’s second Ohio location.
  Executed an agreement for the sale of one of our dispensaries at a sale price of $3.0 million. This sale is subject to regulatory approvals and customary closing conditions, and is expected to be completed by the first quarter of 2025.

Management Commentary
“Our second quarter performance underscores our efforts to strengthen our asset base while maintaining prudent cost-saving measures, and we believe this will help position us on a steady path to sustained profitability,” said Jim Cacioppo, Chief Executive Officer, Chairman, and Founder of Jushi. “Our organization-wide operational improvement plan is yielding promising results, with gross margin reaching 50.4% and Adjusted EBITDA further improving to 22.4% of revenue for the quarter. These successes were driven by efficiencies achieved mainly at our Virginia grower-processor facility and our ability to maintain a consistent output of our high-margin, top-selling product offerings. Additionally, Todd West, our newly appointed COO, has already played a crucial role in guiding additional enhancements across our business and we anticipate further progress throughout the remainder of the year under his direction.”

Mr. Cacioppo continued, “Our commercialization strategy remains a pivotal driver of our performance improvements, particularly in markets such as Ohio and Virginia. This includes the diversification of our brands and product offering with new, exclusive cultivars, and consistent enhancements to quality, potency, and yields. Throughout the second quarter, we launched an additional 308 new, high-margin SKUs across our footprint, bringing our year-to-date total to an impressive 751 new SKUs. We were thrilled to bring our full offerings of The Lab and Tasteology brands to Nevada to bolster our presence in this market, as well as launch our highly anticipated The Lab 2g vape cartridges in Pennsylvania. Our wholesale business also continues to perform well, particularly in Ohio which saw a 110% sequential and 76% year-over-year sales increase, signaling an encouraging trajectory following yesterday's launch of non-medical sales in the commonwealth. We will continue to scale our operations in Ohio, with plans to expand our capacity by approximately 15,000 square feet of double stacked cultivation, upgrades to our newly enhanced processing operations, as well as the anticipated opening of a non-medical dispensary in Springdale during the first quarter of 2025.”

Mr. Cacioppo concluded, “Subsequent to the quarter end, we took crucial steps to enhance our capital structure by reducing our debt to increase our financial flexibility, aligning us positively for the second half of the year. We’ve successfully refinanced our Acquisition Facility debt with a new term loan in the amount of $48.5 million and payments in July of $6.8 million from cash on hand. In addition, we repaid $3.6 million of promissory notes. With this strategic move, we are in a stronger position to further pursue expansion opportunities in Ohio following the launch of non-medical sales, as well as developing markets such as Pennsylvania and Virginia. As we believe a number of potential exciting regulatory developments may occur in the near-term, we remain vigilant for the anticipated rapid growth in several of our key markets, including Ohio, Pennsylvania, and Virginia.”

Financial Results for the Second Quarter Ended June 30, 2024
($ in millions)

	Quarter Ended June 30, 2024	Quarter Ended June 30, 2023	% Change	Quarter Ended June 30, 2024	Quarter Ended March 31, 2024	% Change
Revenue, net	$64.6	$66.4	(2.8)%	$64.6	$65.5	(1.3)%
Gross profit	$32.6	$30.6	6.6%	$32.6	$32.3	0.7%
Operating expenses	$24.2	$27.2	(11.0)%	$24.2	$28.2	(14.4)%
Other income (expense)	$(1.0)	$(8.9)	(88.6)%	$(1.0)	$(12.7)	(92.0)%
Net loss	$(1.9)	$(14.0)	86.2%	$(1.9)	$(18.4)	(89.4)%
Adjusted EBITDA	$14.5	$12.6	14.7%	$14.5	$13.3	8.5%

Revenue in Q2 2024 decreased 2.8% to $64.6 million as compared to $66.4 million in Q2 2023. The year-over-year decrease in revenue can be attributed to:

  A decline in sales Illinois of 4% - while the number of units sold increased approximately 12%, the average price per unit declined as a result of pricing pressures due to the neighboring state of Missouri moving to recreational use;
  A decline in sales in Massachusetts of 6% and in Nevada of 13% - while the number of units sold in Massachusetts increased approximately 2% and in Nevada approximately 4%, the average price per unit declined due to market price compression and continued competition; and
  A decline in sales in Pennsylvania of 11% due to a decline in units sold of approximately 13% driven by increased competition. However, average price per unit remained stable year-over year.

These declines were partially offset by an increase in sales in Virginia of 18% primarily due to the opening of one new store in August 2023. The Company ended the quarter with thirty-five operating dispensaries in seven states, as compared to thirty-four in seven states at the end of Q2 2023.

Wholesale revenue increased 11.6% year-over-year to $7.6 million in Q2 2024 as compared to $6.8 million in Q2 2023. The increase is primarily attributable to wholesale revenue growth in Virginia of 72% as the cultivation and processing facility in Virginia matured and had more product available for sale to third-parties. The growth in Virginia was partially offset by a 37% decline in wholesale revenue in Massachusetts due to continued competition.

Gross profit in Q2 2024 was $32.6 million, or 50.4% of revenue, compared to $30.6 million, or 46.0% of revenue in Q2 2023. The increase in gross profit and gross profit margin was driven by efficiencies at our cultivation and processing facilities which have enabled us to be more competitive on cost. During Q2 2024, we generated positive gross profit and gross profit margin from our wholesale revenue whereas in Q2 2023, we generated a loss. In our retail channel, gross profit declined due to lower sales; however, gross profit margin improved 110 basis points as a result of increased sell-through of Jushi branded products at our retail stores. Jushi branded product sales as a percentage of total retail revenue were 56% in Q2 2024 across the Company’s five vertical markets compared to 47% in the prior year.

Operating expenses for Q2 2024 were $24.2 million, compared to $27.2 million in Q2 2023, a reduction of $3.0 million or 11.0% year-over-year. The decrease was due primarily to (i) lower share-based compensation expense which reflects lower value of share-based compensation granted as well as forfeitures; and (ii) gains on the sale of certain non-core assets and operating lease terminations. These declines were partially offset by an increase in depreciation and amortization expense due to the expansion of our retail operations which resulted in certain fixed assets placed into service, as well amortization of our business licenses which commenced during the current quarter as we concluded, based on our assessment, that the Company's business licenses no longer have indefinite useful lives.

Net loss for Q2 2024 was $1.9 million, primarily due to other expense, net of $1.0 million and income tax expense of $9.3 million, which was partially offset by income from operations of $8.4 million. Other expense, net, included interest expense of $9.1 million, which was partially offset by fair value gain on derivatives of $5.3 million and other income, net of $2.7 million.

Adjusted EBITDA1 in Q2 2024 was $14.5 million compared to $12.6 million in Q2 2023, representing an improvement of $1.9 million year-over-year.

1See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Balance Sheet and Liquidity
As of June 30, 2024, the Company had approximately $35.0 million of cash, cash equivalents and restricted cash. During the six months ended June 30, 2024, the Company paid approximately $1.8 million in capital expenditures. As of June 30, 2024, the Company had approximately $11.1 million and $200.4 million in gross principal amount of short-term and long-term total debt, respectively, excluding leases and property, plant, and equipment financing obligations. Subsequent to the quarter end, the company reduced its total gross debt by approximately $10.5 million which includes $2.4 million for the July 1st regularly scheduled payment on the Acquisition Facility, $4.3 million payment in connection with the refinancing of the Acquisition Facility, as well as early extinguishment of $3.8 million in promissory notes. As a result, our short-term debt reduced to less than $1.0 million. Excluding the $21.5 million notes payable to Sammartino, as we currently have no obligation to repay these notes, the total debt balance subject to scheduled repayments after the post-quarter end payments was $180 million.

As of August 2, 2024, the Company’s issued and outstanding shares were 196,643,264 and its fully diluted shares outstanding were 330,964,842.

Use of Non-GAAP Financial Information
The Company believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” section of this press release.

Conference Call and Webcast Information
The Company will host a conference call and audio webcast for the second quarter ended June 30, 2024 at 4:30 p.m. ET today, Wednesday, August 7, 2024.

Event:	Second Quarter 2024 Financial Results Conference Call
Date:	Wednesday, August 7, 2024
Time:	4:30 p.m. Eastern Time
Live Call:	1-877-407-0792 (U.S. & Canada Toll-Free)
Conference ID:	13747162
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available for one month following the conference call and can be accessed via webcast on Jushi’s Investor Relations website.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X, and LinkedIn.

Forward-Looking Information and Statements
This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that Jushi expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy; competitive strengths, goals, expansion and growth of Jushi’s business, operations and plans, including new revenue streams; roll out of new operations; the implementation by Jushi of certain product lines; implementation of certain research and development; the application for additional licenses and the grant of licenses that will be or have been applied for; the expansion or construction of certain facilities; the reduction in the number of our employees; the expansion into additional U.S. markets; any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which Jushi operates; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of the Company at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; other governmental and environmental regulation; public opinion and perception of the cannabis industry; risks related to the economy generally; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to pandemics and forces of nature; risks related to contracts with third party service providers; risks related to the enforceability of contracts; the limited operating history of Jushi; Jushi’s history of operating losses and negative operating cash flows; reliance on the expertise and judgment of senior management of Jushi; risks inherent in an agricultural business; risks related to co‐investment with parties with different interests to the Company; risks related to proprietary intellectual property and potential infringement by third parties; risks relating to the management of growth; costs associated with Jushi being a publicly-traded company and a U.S. and Canadian filer; increasing competition in the industry; risks associated with cannabis products manufactured for human consumption including potential product recalls; reliance on key inputs, suppliers and skilled labor; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; cybersecurity risks; constraints on marketing products; fraudulent activity by employees, contractors and consultants; tax and insurance related risks; risk of litigation; conflicts of interest; risks relating to certain remedies being limited and the difficulty of enforcing judgments and effecting service outside of Canada; risks related to completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks related to the continued performance of existing operations in California, Illinois, Massachusetts, Nevada, Ohio, Pennsylvania, and Virginia; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries; risks relating to the expansion and optimization of the cultivation and/or processing facilities in Massachusetts, Nevada, Ohio, Pennsylvania and Virginia; risks related to opening new facilities, which is subject to licensing approval; limited research and data relating to cannabis; risks related to challenges from governmental authorities with respect to the Company's tax credits; potential changes in federal policy and at regulatory agencies as a result of the upcoming United States 2024 presidential election; and risks related to the Company’s critical accounting policies and estimates. Refer to Part I - Item 1A. Risk Factors in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 1, 2024 for more information.

Although Jushi has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by Jushi. Forward‐looking information is provided and made as of the date of this press release and Jushi does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact:

Investor Relations
561-617-9100
investors@jushico.com

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
REVENUE, NET	$64,595	$66,425	$130,054	$136,298
COST OF GOODS SOLD	(32,029)	(35,871)	(65,158)	(75,803)
GROSS PROFIT	32,566	30,554	64,896	60,495

OPERATING EXPENSES	24,162	27,154	52,373	59,606

INCOME FROM OPERATIONS	8,404	3,400	12,523	889

OTHER INCOME (EXPENSE):
Interest expense, net	(9,071)	(9,790)	(18,615)	(18,310)
Fair value gain on derivatives	5,312	1,090	212	9,120
Other, net	2,746	(190)	4,663	519
Total other income (expense), net	(1,013)	(8,890)	(13,740)	(8,671)

INCOME (LOSS) BEFORE INCOME TAX	7,391	(5,490)	(1,217)	(7,782)
Income tax expense	(9,329)	(8,546)	(19,076)	(18,694)
NET LOSS AND COMPREHENSIVE LOSS	$(1,938)	$(14,036)	$(20,293)	$(26,476)

LOSS PER SHARE - BASIC	$(0.01)	$(0.07)	$(0.10)	$(0.14)
Weighted average shares outstanding - basic	195,138,473	194,756,391	195,135,057	194,405,562
LOSS PER SHARE - DILUTED	$(0.01)	$(0.07)	$(0.10)	$(0.14)
Weighted average shares outstanding - diluted	195,138,473	194,756,391	195,135,057	194,405,562

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands of U.S. dollars, except share amounts)

	June 30, 2024 (unaudited)	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,880	$26,027
Restricted cash - current	—	3,128
Accounts receivable, net	2,227	3,380
Inventory, net	39,446	33,586
Prepaid expenses and other current assets	14,229	15,514
Total current assets	88,782	81,635
NON-CURRENT ASSETS:
Property, plant and equipment, net	149,305	159,268
Right-of-use assets - finance leases	61,091	63,107
Other intangible assets, net	94,019	95,967
Goodwill	30,910	30,910
Other non-current assets	28,977	30,358
Restricted cash - non-current	2,150	2,150
Total non-current assets	366,452	381,760
Total assets	$455,234	$463,395

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$16,035	$15,383
Accrued expenses and other current liabilities	35,883	44,070
Income tax payable	814	5,190
Debt, net - current portion (including related party principal amounts of $0 and $3,298 as of June 30, 2024 and December 31, 2023, respectively)	9,954	86,514
Finance lease obligations - current	8,958	8,885
Derivative liabilities - current	2,082	2,418
Total current liabilities	73,726	162,460
NON-CURRENT LIABILITIES:
Debt, net - non-current (including related party principal amounts of $19,360 and $19,788 as of June 30, 2024 and December 31, 2023, respectively)	192,481	126,041
Finance lease obligations - non-current	52,145	52,839
Derivative liabilities - non-current	344	220
Unrecognized tax benefits	127,139	100,343
Other liabilities - non-current	33,183	29,111
Total non-current liabilities	405,292	308,554
Total liabilities	479,018	471,014
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT):
Common stock, no par value: authorized shares - unlimited; issued and outstanding shares - 196,643,264 and 196,631,598 Subordinate Voting Shares as of June 30, 2024 and December 31, 2023, respectively	—	—
Paid-in capital	506,353	503,612
Accumulated deficit	(530,137)	(509,844)
Total Jushi shareholders' deficit	(23,784)	(6,232)
Non-controlling interests	—	(1,387)
Total deficit	(23,784)	(7,619)
Total liabilities and equity (deficit)	$455,234	$463,395

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of U.S. dollars)

	Six Months Ended June 30,
	2024	2023
	(unaudited)
Net cash flows provided by (used in) operating activities	$12,041	$(10,285)
Net cash flows provided by (used in) investing activities	959	(5,228)
Net cash flows (used in) provided by financing activities	(9,275)	20,429
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$3,725	$4,916
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$31,305	$27,146
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$35,030	$32,062

JUSHI HOLDINGS INC. UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA and CALCULATION OF ADJUSTED EBITDA MARGIN

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin (each as defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allow for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other (income)/expense items; (v) transaction costs; (vi) asset impairment; (vii) gain/loss on debt extinguishment; and (viii) start-up costs. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Unaudited Reconciliation of Net Loss to Adjusted EBITDA
(In thousands of U.S. Dollars)

	Three Months Ended June 30, 2024	Three Months Ended March 31, 2024	Three Months Ended June 30, 2023
NET LOSS	$(1,938)	$(18,355)	$(14,036)
Income tax expense	9,329	9,747	8,546
Interest expense, net	9,071	9,544	9,790
Depreciation and amortization (1)	7,377	6,836	6,629
EBITDA (Non-GAAP)	23,839	7,772	10,929
Non-cash share-based compensation	347	1,524	2,363
Fair value changes in derivatives	(5,312)	5,100	(1,090)
Gain on deconsolidation of Jushi Europe	(1,896)	—	—
Tangible long-lived asset impairment	157	—	—
Other (income) expense, net (2)	(2,657)	(648)	418
Gain on debt extinguishment	—	(399)	—
Adjusted EBITDA (Non-GAAP)	$14,478	$13,349	$12,620

(1)	Includes amounts that are included in cost of goods sold and in operating expenses.
(2)	Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on legal settlements; (iii) losses (gains) on lease terminations; (iv) losses (gains) on asset disposals; and (v) severance costs.

Calculation of Adjusted EBITDA Margin
(In thousands of U.S. Dollars, unless otherwise stated)

	Three Months Ended June 30, 2024	Three Months Ended March 31, 2024	Three Months Ended June 30, 2023
Total revenue, net	$64,595	$65,459	$66,425
Adjusted EBITDA (Non-GAAP)	$14,478	$13,349	$12,620
Adjusted EBITDA Margin (Non-GAAP)	22.4%	20.4%	19.0%